Distinguished Economist, Arthur Laffer,
                  and Noted Business Leader, Richard Heckmann,
                      Named to MPS Group Board of Directors

JACKSONVILLE, Fla. (April 28, 2003) - MPS Group, Inc. (NYSE:MPS), a leading provider of specialty staffing and business solutions, today announced the addition of Dr. Arthur Laffer and Richard Heckmann to the MPS Group Board of Directors.

Dr. Arthur Laffer (age 62) is the founder and chairman of Laffer Associates, an economic research and consulting firm. Dr. Laffer's economic acumen and influence have earned him the distinction in many publications as "The Father of Supply-Side Economics." In addition to sitting on several boards of directors of public and private companies, Dr. Laffer was a member of President Reagan's Economic Policy Advisory Board during the 1980s.

Dr. Laffer has served as a consultant to Secretary of the Treasury William Simon, Secretary of Defense Donald Rumsfeld, and Secretary of the Treasury George Shultz during the 1970s. He was the first to hold the title of Chief Economist at the Office of Management and Budget (OMB) under Mr. Shultz from 1970 to 1972.

Dr. Laffer was formerly the Distinguished University Professor at Pepperdine University and a member of the Pepperdine Board of Directors. He also was the Charles B. Thornton Professor of Business Economics at the University of
Southern California from 1976 to 1984. He served as Associate Professor of Business Economics at the University of Chicago and was a member of the Chicago faculty from 1967 through 1976.

Dr. Laffer has widely been acknowledged for his economic achievements. He was featured in Time Magazine's March 1999 cover story, "The Century's Greatest Minds," for inventing the Laffer Curve, which it deemed one of "a few of the advances that powered this extraordinary century." He was listed in "A Dozen Who Shaped the `80s" in the Los Angeles Times on January 1, 1990, and in "A Gallery of the Greatest People Who Influenced Our Daily Business," in the Wall Street Journal on June 23, 1989. His creation of the Laffer Curve was deemed a "memorable event" in financial history by Institutional Investor in its July 1992 Silver Anniversary issue, "The Heroes, Villains, Triumphs, Failures and Other Memorable Events."

The awards received by Dr. Laffer for his economic work include two Graham and Dodd Awards from the Financial Analyst Federation for outstanding feature articles published in the Financial Analysts Journal; the Distinguished Service Award by the National Association of Investment Clubs; the Adam Smith Award for his insights and contributions to the Wealth of Nations; and the Daniel Webster Award for public speaking by the International Platform Association.

Dr. Laffer  received a B.A. in economics from Yale University in 1963 and an MBA
and  a  Ph.D.  in  economics   from  Stanford   University  in  1965  and  1971,
respectively.

Richard Heckmann (age 59) founded United States Filter Corporation in 1990 and served as its Chairman and Chief Executive Officer. Under his leadership, the NYSE-listed company grew to approximately $5 billion in revenue. It was acquired by Paris-based Vivendi S.A. in 1999. Mr. Heckmann presently serves as the Chairman and Chief Executive Officer of K-2, Inc. (NYSE:KTO), a premier, branded consumer products company with a primary focus on sporting goods and other recreational products. K-2, Inc. recently acquired Rawlings Sporting Goods Company. He also is Chairman of the Listed Company Advisory Committee of the New York Stock Exchange. He was director and owner of Smith Goggles until its sale in 1996. He is also a founder of Callaway Golf, Inc. and Tower Scientific Corporation, where he served as Chairman.

Mr. Heckmann has served as the associate administrator for finance and investment of the Small Business Administration (SBA) and is a former director of the Kennedy Center in Washington, D.C. He chaired the board of advisory for the Harold Price Center for the Anderson School at UCLA. Mr. Heckmann and his wife Mary, together with the State of California, funded a new graduate school - the International Center for Entrepreneurial Management (The Heckmann Center), which is part of the University of California, Riverside system. He is a Trustee of the Eisenhower Medical Center and University of California Riverside, and also a member of the Business Council of the University of Notre Dame Business School.

Mr. Heckmann attended the University of Hawaii and completed the Small Company Management Program at Harvard Business School.

Commenting on the appointments, Derek E. Dewan, MPS Group Chairman, said, "We are pleased to welcome Arthur and Richard to our board of directors. Their business acumen and experience in finance and corporate governance will prove invaluable to our organization."

About MPS Group

MPS Group is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, and healthcare. MPS Group delivers its services to government entities and businesses in virtually all industries throughout the United States, Canada, the United Kingdom, and Europe. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group trades on the New York Stock Exchange. For more information about MPS Group, please visit www.mpsgroup.com.